As filed with the Securities and Exchange Commission on March 5, 2015

Registration No. 333-130999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATLAS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-2094238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Louisiana, Suite 4300

Houston, Texas 77002

(713) 584-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Joe Bob Perkins Chief Executive Officer Atlas Energy GP, LLC 1000 Louisiana, Suite 4300 Houston, Texas 77002 (713) 584-1000	Christopher Collins Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-130999, filed with the Securities and Exchange Commission on January 12, 2006 and effective on July 20, 2006, registering 3,600,000 common units representing limited partner interests in Atlas Energy (as amended, the “Registration Statement”), is filed by Atlas Energy, L.P., a Delaware limited partnership (“Atlas Energy”), and deregisters all unsold securities registered for issuance under the Registration Statement.

On February 27, 2015, Atlas Energy was acquired by Targa Resources Corp. (“TRC”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among TRC, Trident GP Merger Sub LLC, a subsidiary of TRC (the “Merger Sub”), Atlas Energy and Atlas Energy GP, LLC, dated October 13, 2014. Pursuant to the Merger Agreement, Merger Sub merged with and into Atlas Energy, with Atlas Energy continuing as the surviving entity and a subsidiary of TRC.

As a result of the completion of the transactions contemplated by the Merger Agreement, Atlas Energy has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Atlas Energy in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Atlas Energy hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on this 5th day of March, 2015.

ATLAS ENERGY, L.P.

By:	ATLAS ENERGY GP, LLC, its general partner

	By:	/s/ Matthew J. Meloy
Matthew J. Meloy
Senior Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Joe Bob Perkins Joe Bob Perkins	Chief Executive Officer and Director of the General Partner (Principal Executive Officer)	March 5, 2015

/s/ Matthew J. Meloy Matthew J. Meloy	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 5, 2015

/s/ John R. Sparger John R. Sparger	Chief Accounting Officer (Principal Accounting Officer)	March 5, 2015

/s/ Jeffrey J. McParland Jeffrey J. McParland	Director of the General Partner	March 5, 2015